Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion should be read in conjunction with “Selected Financial Data” and the historical Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-K.

     In addition, the following discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included herein and in the Company’s other filings with the Securities and Exchange Commission.

     First Industrial Realty Trust, Inc. was organized in the state of Maryland on August 10, 1993. First Industrial Realty Trust, Inc. is a real estate investment trust (“REIT”), as defined in the Internal Revenue Code (the “Code”). First Industrial Realty Trust, Inc. and its subsidiaries (the “Company”) began operations on July 1, 1994. The Company’s interests in its properties and land parcels are held through partnerships controlled by the Company, including First Industrial, L.P. (the “Operating Partnership”), of which the Company is the sole general partner, as well as, among others, First Industrial Financing Partnership, L.P., First Industrial Securities, L.P., First Industrial Mortgage Partnership, L.P. (the “Mortgage Partnership”), First Industrial Pennsylvania, L.P., First Industrial Harrisburg, L.P., First Industrial Indianapolis, L.P., FI Development Services, L.P. and TK-SV, LTD., each of which the sole general partner is a wholly-owned subsidiary of the Company, and the sole limited partner of each is the Operating Partnership, as well as limited liability companies of which the Operating Partnership is the sole member. The Operating Partnership is also the sole stockholder of First Industrial Development Services, Inc. The Company, through separate wholly-owned limited liability companies of which the Operating Partnership is the sole member, also owns minority equity interests in, and provides asset and property management services to, two joint ventures which invest in industrial properties. The Company, through a wholly-owned limited liability company of which the Operating Partnership is the sole member, also owned a minority equity interest in and provided asset and property management services to a third joint venture which invested in industrial properties (the “September 1999 Joint Venture”). During the year ended December 31, 2003, the September 1999 Joint Venture sold its remaining property. In conjunction with this final property sale, the final distribution was made to the partners. In May 2003, the Company, through wholly-owned limited liability companies of which the Operating Partnership is the sole member, entered into a joint venture arrangement (the “May 2003 Joint Venture”) with an institutional investor to invest in industrial properties. As of December 31, 2003, the May 2003 Joint Venture did not own any industrial properties.

     Management believes the Company’s financial condition and results of operations are, primarily, a function of the Company’s performance in four key areas: leasing of industrial properties, acquisition and development of additional industrial properties, redeployment of internal capital and access to external capital.

     The Company generates revenue primarily from rental income and tenant recoveries from the lease of industrial properties under long-term (generally three to six years) operating leases. Such revenue is offset by certain property specific operating expenses, such as real estate taxes, repairs and maintenance, property management, utilities and insurance expenses, along with certain other costs and expenses, such as depreciation and amortization costs and general and administrative and interest expenses. The Company’s revenue growth is dependent, in part, on its ability to (i) increase rental income, through increasing either or both occupancy rates and rental rates at the Company’s properties, (ii) maximize tenant recoveries and (iii) minimize operating and certain other expenses. Revenues generated from rental income and tenant recoveries are a significant source of funds, in addition to income generated from gains/losses on the sale of the Company’s properties (as discussed below), for the Company’s distributions. The leasing of property, in general, and occupancy rates, rental rates, operating expenses and certain non-operating expenses, in particular, are impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Company. The leasing of property also entails various risks, including the risk of tenant default. If the Company were unable to maintain or increase occupancy rates and rental rates at the Company’s properties or to maintain tenant recoveries and operating and certain other expenses consistent with historical levels and proportions, the Company’s revenue growth would be limited. Further, if a significant number of the Company’s tenants were unable to pay rent (including tenant recoveries) or if the Company were unable to rent its properties on favorable terms, the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

     The Company’s revenue growth is also dependent, in part, on its ability to acquire existing, and acquire and develop new, additional industrial properties on favorable terms. The Company continually seeks to acquire existing industrial properties on favorable terms, and, when conditions permit, also seeks to acquire and develop new industrial properties on favorable terms. Existing properties, as they are acquired, and acquired and developed properties, as they lease-up, generate revenue from rental income and tenant recoveries, income from which, as discussed above, is a source of funds for the Company’s distributions. The acquisition and development of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Company. The acquisition and development of properties also entails various risks, including the risk that the Company’s investments may not perform as expected. For example, acquired existing and acquired and developed new properties may not sustain and/or achieve anticipated occupancy and rental rate levels. With respect to acquired and developed new properties, the Company may not be able to complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing the properties. Also, the Company faces significant competition for attractive acquisition and development opportunities from other well-capitalized real estate investors, including both publicly-traded real estate investment trusts and private investors. Further, as discussed below, the Company may not be able to finance the acquisition and development opportunities it identifies. If the Company were unable to acquire and develop sufficient additional properties on favorable terms or if such investments did not perform as expected, the Company’s revenue growth would be limited and its financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

     The Company also generates income from the sale of properties (including existing buildings, buildings which the Company has developed or re-developed on a merchant basis and land). The Company is continually engaged in, and its income growth is dependent, in part, on systematically redeploying its capital from properties and other assets with lower yield potential into properties and other assets with higher yield potential. As part of that process, the Company sells, on an ongoing basis, select stabilized properties or properties offering lower potential returns relative to their market value. The gain/loss on the sale of such properties is included in the Company’s income and is a significant source of funds, in addition to revenues generated from rental income and tenant recoveries, for the Company’s distributions. Also, a significant portion of the proceeds from such sales is used to fund the acquisition of existing, and the acquisition and development of new, industrial properties. The sale of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Company. The sale of properties also entails various risks, including competition from other sellers and the availability of attractive financing for potential buyers of the Company’s properties. Further, the Company’s ability to sell properties is limited by safe harbor rules applying to REITs under the Code which relate to the number of properties that may be disposed of in a year, their tax bases and the cost of improvements made to the properties, along with other tests which enable a REIT to avoid punitive taxation on the sale of assets. If the Company were unable to sell properties on favorable terms, the Company’s income growth would be limited and its financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

     Currently, the Company utilizes a portion of the net sales proceeds from property sales, as well as borrowings under its $300 million unsecured line of credit (the “Unsecured Line of Credit”), to finance future acquisitions and developments. Nonetheless, access to external capital on favorable terms plays a key role in the Company’s financial condition and results of operations, as it impacts the Company’s cost of capital and its ability, and cost, to refinance existing indebtedness as it matures and to fund future acquisitions and developments, if the Company chooses to do so, through the issuance of additional equity securities. The Company’s ability to access external capital on favorable terms is dependent on various factors, including general market conditions, interest rates, credit ratings on the Company’s capital stock and debt, the market’s perception of the Company’s growth potential, the Company’s current and potential future earnings and cash distributions and the market price of the Company’s capital stock. If the

Company were unable to access external capital on favorable terms, the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

CRITICAL ACCOUNTING POLICIES

     The Company’s significant accounting policies are described in more detail in Note 3 to the Consolidated Financial Statements. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	The Company maintains an allowance for doubtful accounts which is based on estimates of potential losses which could result from the inability of the Company’s tenants to satisfy outstanding billings with the Company. The allowance for doubtful accounts is an estimate based on the Company’s assessment of the creditworthiness of its tenants.

•	Properties are classified as held for sale when the Company has entered into a binding contract to sell such properties. When properties are classified as held for sale, the Company ceases depreciating the properties and estimates the values of such properties and measures them at the lower of depreciated cost or fair value, less costs to dispose. If circumstances arise that were previously considered unlikely, and, as a result, the Company decides not to sell a property previously classified as held for sale, the Company will reclassify such property as held and used. The Company estimates the value of such property and measures it at the lower of its carrying amount (adjusted for any depreciation and amortization expense that would have been recognized had the property been continuously classified as held and used) or fair value at the date of the subsequent decision not to sell.

•	The Company reviews its properties on a quarterly basis for possible impairment and provides a provision if impairments are determined. The Company utilizes the guidelines established under Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“FAS 144”) to determine if impairment conditions exist. The Company reviews the expected undiscounted cash flows of each property to determine if there are any indications of impairment. The review of anticipated cash flows involves subjective assumptions of estimated occupancy and rental rates and ultimate residual value; accordingly, the anticipated cash flows may not ultimately be achieved.

•	The Company is engaged in the acquisition of individual properties as well as multi-property portfolios. In accordance with FASB Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), the Company is required to allocate purchase price between land, building, tenant improvements, leasing commissions, intangible assets and above and below market leases. Above-market and below-market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rents for each corresponding in-place lease. Acquired above and below market leases are amortized over the remaining non-cancelable terms of the respective leases. The Company also must allocate purchase price on multi-property portfolios to individual properties. The allocation of purchase price is based on the Company’s assessment of various characteristics of the markets where the property is located and the expected cash flows of the property.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

     At December 31, 2003, the Company owned 834 in-service industrial properties with approximately 57.9 million square feet of gross leasable area (“GLA”), 88.4% of which was occupied, compared to 908 in-service industrial properties with approximately 60.0 million square feet of GLA, 89.5% of which was occupied, at December 31, 2002. During 2003, the Company acquired 64 in-service industrial properties containing approximately 6.6 million square feet of GLA, completed development of 11 industrial properties totaling approximately 1.3 million square feet of GLA and sold 125 in-service industrial properties totaling approximately 7.1 million square feet of GLA, five out of service industrial properties and several land parcels. The Company also took 30 industrial properties out of service, comprising approximately 3.4 million square feet of GLA, and placed in service six industrial properties comprising approximately .5 million square feet of GLA.

     The tables below summarize the Company’s revenues, property expenses and depreciation and amortization by source. Same store properties are in-service properties owned prior to January 1, 2002. Acquired properties are in-service properties that were acquired subsequent to December 31, 2001. During 2003 and 2002, the Company acquired 154 industrial properties totaling approximately 12.3 million square feet of GLA at a total purchase price of $466.2 million. Sold properties are properties that were sold subsequent to December 31, 2001. During 2003 and 2002, the Company sold 244 industrial properties totaling approximately 19.3 million square feet of GLA for gross sales proceeds of $837.2 million. Properties that are not placed in-service are properties that have not been placed in-service as of December 31, 2001. These properties are placed in-service as they have reach stabilized occupancy. Other revenues are derived from the operations of the Company’s maintenance company, fees earned from the Company’s joint ventures, fees earned for developing properties for third parties and other miscellaneous revenues. Other expenses are derived from the operations of the Company’s maintenance company and other miscellaneous expenses.

     The Company’s future financial condition and results of operations, including rental revenues, may be impacted by the future acquisition and sale of properties. The Company’s future revenues and expenses may vary materially from historical rates.

     In 2003, the Company’s revenues were impacted by a soft leasing market attributable to a weak economy. For the five years ended December 31, 2003, industrial properties in the United States recorded occupancy rates ranging from 88.4% to 93.4%, with an occupancy rate of 88.4% at December 31, 2003, and rental rate growth ranging from (4.1%) to 9.8%, with an annual rental rate growth rate of (4.0%) for 2003.1 At December 31, 2003 and 2002, the occupancy rates of the Company’s in-service properties were 88.4% and 89.5%, respectively. For the year ended December 31, 2003 and 2002, the Company’s cash on cash rental rate change on new leases and renewals was (5.5%) and 2.8%, respectively.

     Revenues from same store properties decreased $3.8 million, or 1.4% due primarily to a decrease in occupancy and rental rates on new leases. Revenues from acquired properties increased $24.6 million, or 158.6% due to properties acquired subsequent to December 31, 2001. Revenues from sold properties decreased $39.9 million, or 61.1% due to properties sold subsequent to December 31, 2001.

	2003	2002	$ Change	% Change
REVENUES ($ in 000’s)
Same Store Properties	$269,252	$273,080	$(3,828)	-1.4%
Acquired Properties	40,082	15,501	24,581	158.6%
Sold Properties	25,401	65,286	(39,885)	-61.1%
Properties Not Placed in-service	17,163	7,282	9,881	135.7%
Other	9,661	8,074	1,587	19.7%

	361,559	369,223	(7,664)	-2.1%
Discontinued Operations	(33,403)	(66,089)	32,686	-49.5%

Total Revenues	$328,156	$303,134	$25,022	8.3%

     Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance and other property related expenses. The increase in property expenses from same store properties is due primarily to an increase in repairs and maintenance expense, utilities expense and insurance expense, partially offset by a

[1] Source: Torto Wheaton Research

decrease in real estate tax expense. Due to a harsh winter in many of the Company’s markets in 2003, the Company experienced an increase in repairs and maintenance due primarily to an increase in snow removal, as well as an increase in utilities expense due to an increase in utility usage and utility rates. The increase in insurance expense is due primarily to an increase in insurance premiums. The decrease in real estate tax expense is due to a decrease in real estate taxes in certain of the Company’s markets. Property expenses from acquired properties increased by $6.9 million, or 184.7% due to properties acquired subsequent to December 31, 2001. Property expenses from sold properties decreased by $12.3 million, or (58.6%) due to properties sold subsequent to December 31, 2001.

	2003	2002	$ Change	% Change
PROPERTY EXPENSES ($ in 000’s)
Same Store Properties	$85,585	$83,673	$1,912	2.3%
Acquired Properties	10,635	3,735	6,900	184.7%
Sold Properties	8,666	20,922	(12,256)	-58.6%
Properties Not Placed in-service	6,971	2,847	4,124	144.9%
Other	5,006	3,858	1,148	29.8%

	116,863	115,035	1,828	1.6%
Discontinued Operations	(11,458)	(20,042)	8,584	-42.8%

Total Property Expenses	$105,405	$94,993	$10,412	11.0%

     General and administrative expense increased by approximately $7.3 million due primarily to increases in employee compensation and additional employees in 2003, as well as an increase in the Company’s state tax provision, marketing and promotional expense and costs related to unsuccessful acquisitions and dispositions.

     Amortization of deferred financing costs remained relatively unchanged.

     The increase in depreciation and other amortization for the same store properties is primarily due to a net increase in leasing commissions and tenant improvements paid in 2003 and 2002. Depreciation and other amortization from acquired properties increased by $6.0 million, or 238.0% due to properties acquired subsequent to December 31, 2001. Depreciation and other amortization from sold properties decreased by $7.0 million, or (58.4%) due to properties sold subsequent to December 31, 2001.

DEPRECIATION and	2003	2002	$ Change	% Change
OTHER AMORTIZATION ($ in 000’s)
Same Store Properties	$66,822	$61,550	$5,272	8.6%
Acquired Properties	8,483	2,510	5,973	238.0%
Sold Properties	4,946	11,881	(6,935)	-58.4%
Properties Not Placed in-service and Other	5,094	1,452	3,642	250.8%
Corporate Furniture, Fixtures and Equipment	1,236	1,384	(148)	-10.7%

	86,581	78,777	7,804	9.9%
Discontinued Operations	(6,854)	(12,988)	6,134	-47.2%

Total Depreciation and Other Amortization	$79,727	$65,789	$13,938	21.2%

     Interest income remained relatively unchanged.

     Interest expense increased by approximately $5.1 million due primarily to an increase in the weighted average debt balance outstanding for the year ended December 31, 2003 ($1,455.8 million) as compared to the year ended December 31, 2002 ($1,433.0 million) and a decrease in capitalized interest for the year ended December 31, 2003 due to a decrease in development activities. This was partially offset by a decrease in the weighted average interest rate for the year ended December 31, 2003 (6.61%) as compared to the year ended December 31, 2002 (6.85%).

     The loss on early retirement of debt of approximately $1.5 million for the year ended December 31, 2003 is comprised of the write-off of unamortized deferred financing costs related to the early pay off and retirement of the 1995 Mortgage Loan (defined hereafter). The approximate $.9 million loss on early retirement of debt for the year ended December 31, 2002 is due to the early retirement of senior unsecured debt. The loss is comprised of the amount paid above the carrying amount of the senior unsecured debt, the write-off of pro rata unamortized deferred financing costs and legal costs.

     Equity in income of joint ventures remained relatively unchanged.

     The $15.6 million gain on sale of real estate for the year ended December 31, 2003 resulted from the sale of 10 industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The $16.5 million gain on sale of real estate for the year ended December 31, 2002 resulted from the sale of 28 industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations.

     Income from discontinued operations for the year ended December 31, 2003 reflects the results of operations of 20 industrial properties sold from January 1, 2004 to March 31, 2004, two properties classified as held for sale at March 31, 2004 and 120 industrial properties that were sold during the year ended December 31, 2003 as well as the gain on sale of real estate of $79.1 million from the 120 industrial properties that were sold during the year ended December 31, 2003.

     Income from discontinued operations for the year ended December 31, 2002 reflects the results of operations of 20 industrial properties sold from January 1, 2004 to March 31, 2004, two properties classified as held for sale at March 31, 2004, 120 industrial properties that were sold during the year ended December 31, 2003 and 86 industrial properties that were sold during the year ended December 31, 2002 as well as the gain on sale of real estate of $54.7 million from the 86 industrial properties which were sold during the year ended December 31, 2002.

	Year Ended December 31,
($ in 000’s)	2003	2002
Total Revenues	$33,403	$66,089
Operating Expenses	(11,458)	(20,042)
Depreciation and Amortization	(6,854)	(12,988)
Gain on Sale of Real Estate	79,072	54,657

Income from Discontinued Operations	$94,163	$87,716

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

     At December 31, 2002, the Company owned 908 in-service industrial properties with approximately 60.0 million square feet of GLA, compared to 918 in-service industrial properties with approximately 64.0 million square feet of GLA at December 31, 2001. During 2002, the Company acquired 90 in-service industrial properties containing approximately 5.7 million square feet of GLA, completed development of 17 industrial properties totaling approximately 3.2 million square feet of GLA and sold 110 in-service industrial properties totaling approximately 11.3 million square feet of GLA, four out of service industrial properties and several land parcels. The Company also took nine industrial properties out of service, comprising approximately 1.8 million square feet of GLA, and placed in service two industrial properties comprising approximately .2 million square feet of GLA.

     The tables below summarize the Company’s revenues, property expenses and depreciation and amortization by source. Same store properties are in-service properties owned prior to January 1, 2001. Acquired properties are in-service properties that were acquired subsequent to December 31, 2000. During 2002 and 2001, the Company acquired 169 industrial properties totaling approximately 10.1 million square feet of GLA at a total purchase price of $449.2 million. Sold properties are properties that were sold subsequent to December 31, 2000. During 2002 and 2001, the Company sold 246 industrial properties totaling approximately 20.9 million square feet of GLA for gross sales proceeds of $831.2 million. Properties that are not placed in-service are properties that have not been placed in-service as of December 31, 2000. These properties will be placed in-service when they have reached stabilized occupancy. Other revenues are derived from the operations of the Company’s maintenance company, fees earned from the Company’s joint ventures, fees earned for developing properties for third parties and other miscellaneous revenues. Other expenses are derived from the operations of the Company’s maintenance company and other miscellaneous expenses.

     In 2002, the Company’s revenues were impacted by a soft leasing market attributable to a weak economy. For the five years ended December 31, 2002, industrial properties in the United States recorded occupancy rates ranging from 88.9% to 93.4%, with an occupancy rate of 88.9% at December 31, 2002 and rental rate growth ranging from (4.1%) to 9.8%, with an annual rental rate growth rate of (4.1%) for 20022. At December 31, 2002 and 2001, the occupancy rates of the Company’s in-service properties were 89.5% and 91.4%, respectively. For the year ended December 31, 2002 and 2001, the Company’s cash on cash rental rate change on new leases and renewals was 2.8% and 8.0%, respectively.

[2] Source: Torto Wheaton Research

     Revenues from same store properties decreased $3.5 million, or 1.3% due primarily to a decrease in occupancy and rental rates on new leases. Revenues from acquired properties increased $28.8 million, or 229.2% due to properties acquired subsequent to December 31, 2000. Revenues from sold properties decreased $42.0 million, or 59.2% due to properties sold subsequent to December 31, 2000.

	2002	2001	$ Change	% Change
REVENUES ($ in 000’s)
Same Store Properties	$278,240	$281,769	$(3,529)	-1.3%
Acquired Properties	41,420	12,583	28,837	229.2%
Sold Properties	29,013	71,057	(42,044)	-59.2%
Properties Not Placed in-service	12,476	10,506	1,970	18.8%
Other	8,074	10,505	(2,431)	-23.1%

	369,223	386,420	(17,197)	-4.5%
Discontinued Operations	(66,089)	(76,566)	10,477	-13.7%

Total Revenues	$303,134	$309,854	$(6,720)	-2.2%

     Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance and other property related expenses. Property expenses from same store properties increased by approximately $4.0 million or 4.9% due primarily to an increase in repairs and maintenance expense, insurance expense and other expense. The increase in repairs and maintenance expense is due primarily to an increase in maintenance company expenses and related costs. The increase in insurance is due primarily to an increase in insurance premiums. The increase in other expense is primarily due to an increase in bad debt expense for the year ended December 31, 2002. Property expenses from acquired properties increased by approximately $8.2 million, or 262.6% due to properties acquired subsequent to December 31, 2000. Property expenses from sold properties decreased by $11.6 million, or (54.0%) due to properties sold subsequent to December 31, 2000.

	2002	2001	$ Change	% Change
PROPERTY EXPENSES ($ in 000’s)
Same Store Properties	$85,291	$81,296	$3,995	4.9%
Acquired Properties	11,260	3,105	8,155	262.6%
Sold Properties	9,912	21,538	(11,626)	-54.0%
Properties Not Placed in-service	4,714	3,649	1,065	29.2%
Other	3,858	5,026	(1,168)	-23.2%

	115,035	114,614	421	0.4%
Discontinued Operations	(20,042)	(21,243)	1,201	-5.7%

Total Property Expenses	$94,993	$93,371	$1,622	1.7%

     General and administrative expense increased by approximately $1.0 million due primarily to increases in employee compensation and additional employees for the year ended December 31, 2002 as compared to the year ended December 31, 2001, partially offset by the write-off of the Company’s technology initiative investment of approximately $.7 million during the year ended December 31, 2001.

     Amortization of deferred financing costs remained relatively unchanged.

     The valuation provision on real estate of approximately $9.5 million for the year ended December 31, 2001 represents a valuation provision on certain properties located in the Columbus, Ohio, Des Moines, Iowa and Indianapolis, Indiana markets.

     The increase in depreciation and other amortization for the same store properties is primarily due to a net increase in leasing commissions and tenant improvements paid in 2002 and 2001. Depreciation and other amortization from acquired properties increased $5.0 million, or 241.5% due to properties acquired subsequent to December 31, 2000. Depreciation and other amortization from sold properties decreased by $7.1 million, or (60.8%) due to properties sold subsequent to December 31, 2000.

DEPRECIATION and	2002	2001	$ Change	% Change
OTHER AMORTIZATION ($ in 000’s)
Same Store Properties	$63,234	$58,320	$4,914	8.4%
Acquired Properties	7,022	2,056	4,966	241.5%
Sold Properties	4,573	11,668	(7,095)	-60.8%
Properties Not Placed in-service and Other	2,564	2,998	(434)	-14.5%
Corporate Furniture, Fixtures and Equipment	1,384	1,224	160	13.1%

	78,777	76,266	2,511	3.3%
Discontinued Operations	(12,988)	(15,410)	2,422	-15.7%

Total Depreciation and Other Amortization	$65,789	$60,856	$4,933	8.1%

     Interest income remained relatively unchanged.

     Interest expense increased by approximately $7.8 million for the year ended December 31, 2002 as compared to the year ended December 31, 2001 due primarily to an increase in the weighted average debt balance outstanding for the year ended December 31, 2002 ($1,433.0 million) as compared to the year ended December 31, 2001 ($1,310.3 million) and a decrease in capitalized interest for the year ended December 31, 2002 due to a decrease in development activities. This was partially offset by a decrease in the weighted average interest rate for the year ended December 31, 2002 (6.85%) as compared to the year ended December 31, 2001 (7.06%).

     The approximate $.9 million loss from retirement of debt for the year ended December 31, 2002 is due to the early retirement of senior unsecured debt. The loss is comprised of the amount paid above the carrying amount of the senior unsecured debt, the write-off of pro rata unamortized deferred financing costs and legal costs.

     The $10.3 million loss from retirement of debt for the year ended December 31, 2001 is due to the early retirement of senior unsecured debt and various mortgage loans. The loss is comprised of the amount paid above the carrying amount of the senior unsecured debt, the write-off of unamortized deferred financing costs, the write-off of the unamortized portion of an interest rate protection agreement which was used to fix the interest rate on the senior unsecured debt prior to issuance, the settlement of an interest rate protection agreement used to fix the retirement price of the senior unsecured debt, prepayment fees, legal costs and other expenses.

     Equity in income of joint ventures increased by approximately $1.3 million due primarily to the increase in gain on sale of real estate of one of the Company’s joint ventures, the start-up of one of the Company’s joint ventures in December 2001 and the Company recognizing its proportionate interest in a valuation provision recognized in one of the Company’s joint ventures during the year ended December 31, 2001, offset by a loss on the sale of real estate of one of the Company’s joint ventures.

     The approximate $16.5 million gain on sale of real estate for the year ended December 31, 2002 resulted from the sale of 12 industrial properties that were identified as held for sale at December 31, 2001, 16 industrial properties that were sold to one of the Company’s joint ventures and several land parcels. The $64.3 million gain on sale of real estate for the year ended December 31, 2001 resulted from the sale of 132 industrial properties and several land parcels.

     Income from discontinued operations of approximately $87.7 million for the year ended December 31, 2002 reflects the results of operations of 20 industrial properties sold from January 1, 2004 to March 31, 2004, two properties classified as held for sale at March 31, 2004, 120 industrial properties that were sold during the year ended December 31, 2003 and 86 industrial properties that were sold during the year ended December 31, 2002 as well as the gain on sale of real estate of $54.7 million from the 86 industrial properties which were sold during the year ended December 31, 2002.

     Income from discontinued operations of approximately $39.9 million for the year ended December 31, 2001 reflects the results of operations of 20 industrial properties sold from January 1, 2004 to March 31, 2004, two properties classified as held for sale at March 31, 2004, 120 industrial properties that were sold during the year ended December 31, 2003 and 86 industrial properties that were sold during the year ended December 31, 2002.

	Year Ended December 31,
($ in 000’s)	2002	2001
Total Revenues	$66,089	$76,566
Operating Expenses	(20,042)	(21,243)
Depreciation and Amortization	(12,988)	(15,410)
Gain on Sale of Real Estate	54,657	—

Income from Discontinued Operations	$87,716	$39,913

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2003, the Company’s cash and cash equivalents was approximately $.8 million and restricted cash was approximately $82.0 million. Restricted cash is comprised of gross proceeds from the sales of certain industrial properties. These sales proceeds will be disbursed as the Company exchanges industrial properties under Section 1031 of the Internal Revenue Code.

     The Company has considered its short-term (one year or less) liquidity needs and the adequacy of its estimated cash flow from operations and other expected liquidity sources to meet these needs. The Company’s 7.375% Notes due in 2011, in aggregate principal amount of $100 million (the “Trust Notes”), are redeemable on May 15, 2004 at the option of the holder in the event that the holder of a call option with respect to the Trust Notes fails to exercise such option on or before May 1, 2004. In the event the Trust Notes are redeemed, the Company would satisfy such redemption through the issuance of additional debt. With the exception of the Trust Notes, the Company believes that its principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distribution required to maintain the Company’s REIT qualification under the Internal Revenue Code. The Company anticipates that these needs will be met with cash flows provided by operating activities.

     The Company expects to meet long-term (greater than one year) liquidity requirements such as property acquisitions, developments, scheduled debt maturities, major renovations, expansions and other nonrecurring capital improvements through the disposition of select assets, the issuance of long-term unsecured indebtedness and the issuance of additional equity securities. As of December 31, 2003 and March 5, 2004, $589.2 million of common stock, preferred stock and depositary shares and approximately $250.0 million of debt securities were registered and unissued under the Securities Act of 1933, as amended. The Company also may finance the development or acquisition of additional properties through borrowings under the Unsecured Line of Credit. At December 31, 2003, borrowings under the Unsecured Line of Credit bore interest at a weighted average interest rate of 2.207%. As of March 5, 2004, the Company had approximately $70.9 million available in additional borrowings under the Unsecured Line of Credit. The Unsecured Line of Credit bears interest at a floating rate of LIBOR plus .70% or the Prime Rate, at the Company’s election. The Unsecured Line of Credit contains certain financial covenants relating to debt service coverage, market value net worth, dividend payout ratio and total funded indebtedness. The Company’s access to borrowings may be limited if it fails to meet any of these covenants. Also, the Company’s borrowing rate on its Unsecured Line of Credit may increase in the event of a downgrade on the Company’s unsecured notes by the rating agencies.

     The Company currently has credit ratings from Standard & Poor’s, Moody’s and Fitch Ratings of BBB/ Baa2/BBB, respectively. The Company’s goal is to maintain its existing credit ratings. In the event of a downgrade, management believes the Company would continue to have access to sufficient liquidity; however, the Company’s cost of borrowing would increase and its ability to access certain financial markets may be limited.

Year Ended December 31, 2003

     Net cash provided by operating activities of approximately $99.6 million for the year ended December 31, 2003 was comprised primarily of net income before minority interest of approximately $130.1 million, offset by adjustments for non-cash items of approximately $2.5 million and by the net change in operating assets and liabilities of approximately $28.0 million. The adjustments for the non-cash items of approximately $2.5 million are primarily comprised of depreciation and amortization of approximately $93.5 million and a loss on the early retirement of the 1995 Mortgage Loan (defined hereinafter) due to the write-off of unamortized deferred financing costs of approximately $1.5 million, substantially offset by the gain on sale of real estate of approximately $94.7 million, the effect of the straight-lining of rental income of approximately $2.6 million and a decrease of the bad debt provision of approximately $.2 million.

     Net cash provided by investing activities of approximately $32.6 million for the year ended December 31, 2003 was comprised primarily of the net proceeds from the sale of real estate, the repayment of mortgage loans receivable and distributions from three of the Company’s industrial real estate joint ventures, partially offset by the acquisition of real estate, development of real estate, capital expenditures related to the expansion and improvement of existing real estate, an increase in restricted cash that is held by an intermediary for Section 1031 exchange purposes and contributions to and investments in one of the Company’s industrial real estate joint ventures.

     During the year ended December 31, 2003, the Company sold 130 industrial properties comprising approximately 7.4 million square feet of GLA and several land parcels. Ten of the 130 sold industrial properties comprising approximately 1.4 million square feet of GLA were sold to the December 2001 Joint Venture. Gross proceeds from the sales of the 130 industrial properties and several land parcels were approximately $394.4 million.

     During the year ended December 31, 2003, the Company acquired 64 industrial properties comprising, in the aggregate, approximately 6.6 million square feet of GLA and several land parcels for an aggregate purchase price of approximately $230.4 million, excluding costs incurred in conjunction with the acquisition of the properties. The Company also completed the development of 11 industrial properties comprising approximately 1.3 million square feet of GLA at a cost of approximately $64.9 million.

     The Company, through wholly-owned limited liability companies in which the Operating Partnership is the sole member, invested approximately $5.6 million and received distributions of approximately $3.4 million from the Company’s industrial real estate joint ventures. As of December 31, 2003, the Company’s three industrial real estate joint ventures owned 80 industrial properties comprising approximately 8.0 million square feet of GLA.

     Net cash used in financing activities of approximately $131.4 million for the year ended December 31, 2003 was comprised primarily of the repayments on mortgage loans payable, the repurchase of restricted stock from employees of the Company to pay for withholding taxes on the vesting of restricted stock, the purchase of treasury shares, common and preferred stock dividends and unit distributions and debt issuance costs, partially offset by the net borrowings under the Company’s Unsecured Line of Credit, the net proceeds from the exercise of stock options and proceeds from the maturity of U.S. Government securities that were used as substitute collateral to execute a legal defeasance of a portion of the 1995 Mortgage Loan (defined hereinafter).

     On December 29, 1995, the Company, through the Mortgage Partnership, an entity in which the Operating Partnership is the sole limited partner and a wholly-owned subsidiary of the Company is the general partner, entered into a $40.2 million mortgage loan (the “1995 Mortgage Loan”). On January 13, 2003, the Company, through the Mortgage Partnership, paid off and retired the 1995 Mortgage Loan.

     On May 1, 2003, the Company, through the Operating Partnership, assumed a mortgage loan in the amount of $14.2 million (the “Acquisition Mortgage Loan X”). The Acquisition Mortgage Loan X is collateralized by one property in Hagerstown, Maryland, bears interest at a fixed rate of 8.25% and provides for monthly principal and interest payments based on a 30-year amortization schedule. The Acquisition Mortgage Loan X matures on December 1, 2010. In conjunction with the assumption of the Acquisition Mortgage Loan X, the Company recorded a premium in the amount of $2.9 million which will be amortized over the remaining life of the Acquisition Mortgage Loan X as an adjustment to interest expense.

     On March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003, the Company paid first, second, third and fourth quarter 2003 dividends of $53.906 per share (equivalent to $.53906 per Depositary Share) on its 8 5/8%, $.01 par value, Series C Cumulative Preferred Stock (the “Series C Preferred Stock”), $49.688 per share (equivalent to $.49688 per Depositary Share) on its 7.95%, $.01 par value, Series D Cumulative Preferred Stock (the “Series D Preferred Stock”) and $49.375 per share (equivalent to $.49375 per Depositary Share) on its 7.90%, $.01 par value, Series E Cumulative Preferred Stock (the “Series E Preferred Stock”). The preferred stock dividends paid on March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003 totaled approximately $5.0 million per quarter.

     On January 27, 2003, the Company and the Operating Partnership paid a fourth quarter 2002 distribution of $.6850 per common share/Unit, totaling approximately $31.1 million. On April 21, 2003, the Company and the Operating Partnership paid a first quarter 2003 dividend/distribution of $.6850 per common share/Unit, totaling approximately $31.5 million. On July 21, 2003, the Company and the Operating Partnership paid a second quarter 2003 dividend/distribution of $.6850 per common share/Unit, totaling approximately $31.6 million. On October 20, 2003, the Company and the Operating Partnership paid a third quarter 2003 dividend/distribution of $.6850 per common share/Unit, totaling approximately $31.7 million.

     On September 12, 2003, the Company, through the Operating Partnership, assumed a mortgage loan in the amount of $4.3 million (the “Acquisition Mortgage Loan XI”). The Acquisition Mortgage Loan XI is collateralized by one property in Downers Grove, Illinois, bears interest at a fixed rate of 7.61% and provides for monthly principal and interest payments based on a 30-year amortization schedule. The Acquisition Mortgage Loan XI matures on May 1, 2012. In conjunction with the assumption of the Acquisition Mortgage Loan XI, the Company recorded a premium in the amount of $.6 million which will be amortized over the remaining life of the Acquisition Mortgage Loan XI as an adjustment to interest expense.

     On September 12, 2003, the Company, through the Operating Partnership, assumed a mortgage loan in the amount of $2.3 million (the “Acquisition Mortgage Loan XII”). The Acquisition Mortgage Loan XII is collateralized by one property in Indianapolis, Indiana, bears interest at a fixed rate of 7.54% and provides for monthly principal and interest payments based on a 30-year amortization schedule. The Acquisition Mortgage Loan XII matures on January 1, 2012. In conjunction with the assumption of the Acquisition Mortgage Loan XII, the Company recorded a premium in the amount of $.3 million which will be amortized over the remaining life of the Acquisition Mortgage Loan XII as an adjustment to interest expense.

     During the year ended December 31, 2003, the Company repurchased 37,300 shares of its common stock at a weighted average price of approximately $26.73 per share.

     For the year ended December 31, 2003, certain employees of the Company exercised 531,473 non-qualified employee stock options. Gross proceeds to the Company were approximately $14.8 million.

     During the year ended December 31, 2003, the Company awarded 692,888 shares of restricted common stock to certain employees and 11,956 shares of restricted common stock to certain Directors. These shares of restricted common stock had a fair value of approximately $20.6 million on the date of grant. The restricted common stock vests over periods from one to ten years. Compensation expense will be charged to earnings over the respective vesting periods.

Contractual Obligations and Commitments

     The following table lists our contractual obligations and commitments as of December 31, 2003 (In thousands):

	Payments Due by Period
		Less than			Over
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating and Ground Leases*	$51,252	$1,924	$3,367	$2,020	$43,941
Deferred Purchase Price - Property	10,425	10,425	—	—	—
Real Estate Development*	33,854	33,854	—	—	—
Long-term Debt	1,453,039	1,232	402,862	153,013	895,932
Interest Expense on Long-Term Debt*	999,595	96,701	182,853	136,694	583,347

Total	$2,548,165	$144,136	$589,082	$291,727	$1,523,220

* Not on balance sheet.

Off-Balance Sheet Arrangements

     Letters of credit are issued in most cases as pledges to governmental entities for development purposes or to support purchase obligations. At December 31, 2003 the Company has $ 17.8 million in outstanding letters of credit, of which $7.4 million are not reflected as liabilities on the Company’s balance sheet. The Company has no other off-balance sheet arrangements other than those disclosed on the previous Contractual Obligations and Commitments table.

Environmental

     The Company incurred environmental costs of approximately $.1 million and approximately $.1 million in 2003 and 2002, respectively. The Company estimates 2004 costs of approximately $.1 million. The Company estimates that the aggregate cost which needs to be expended in 2004 and beyond with regard to currently identified environmental issues will not exceed approximately $1.3 million, a substantial amount of which will be the primary responsibility of the tenant, the seller to the Company or another responsible party. This estimate was determined by a third party evaluation.

Inflation

     For the last several years, inflation has not had a significant impact on the Company because of the relatively low inflation rates in the Company’s markets of operation. Most of the Company’s leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the outstanding leases expire within six years which may enable the Company to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

     The ratio of earnings to fixed charges and preferred stock dividends was 1.13, 1.11 and 1.42 for the years ended December 31, 2003, 2002 and 2001, respectively. The ratio of earnings to fixed charges and preferred stock dividends between fiscal years 2003 and 2002 remained relatively unchanged. The decrease in earnings to fixed charges and preferred stock dividends between fiscal years 2002 and 2001 is primarily due to a decrease in gain on sale of real estate in 2002, a decrease in income from continuing operations in fiscal year 2002 due to an decrease in rental income and tenant recoveries and other income and by an increase in depreciation and amortization expense for fiscal year 2002 as compared to fiscal year 2001, slightly offset by a valuation provision on real estate recognized in fiscal year 2001, as discussed in “Results of Operations” above.

Market Risk

     The following discussion about the Company’s risk-management activities includes “forward-looking statements” that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

     This analysis presents the hypothetical gain or loss in earnings, cash flows or fair value of the financial instruments and derivative instruments which are held by the Company at December 31, 2003 that are sensitive to changes in the interest rates. While this analysis may have some use as a benchmark, it should not be viewed as a forecast.

     In the normal course of business, the Company also faces risks that are either non-financial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following analysis.

     At December 31, 2003, $1,257.9 million (approximately 86.5% of total debt at December 31, 2003) of the Company’s debt was fixed rate debt and $195.9 million (approximately 13.5% of total debt at December 31, 2003) was variable rate debt. The Company also has outstanding a written put option (the “Written Option”), which was issued in conjunction with the initial offering of one tranche of senior unsecured debt. Currently, the Company does not enter into financial instruments for trading or other speculative purposes.

     For fixed rate debt, changes in interest rates generally affect the fair value of the debt, but not earnings or cash flows of the Company. Conversely, for variable rate debt, changes in the interest rate generally do not impact the fair value of the debt, but would affect the Company’s future earnings and cash flows. The interest rate risk and changes in fair market value of fixed rate debt generally do not have a significant impact on the Company until the Company is required to refinance such debt. See Note 5 to the consolidated financial statements for a discussion of the maturity dates of the Company’s various fixed rate debt.

     Based upon the amount of variable rate debt outstanding at December 31, 2003, a 10% increase or decrease in the interest rate on the Company’s variable rate debt would decrease or increase, respectively, future net income and cash flows by approximately $.4 million per year. A 10% increase in interest rates would decrease the fair value of the fixed rate debt at December 31, 2003 by approximately $47.5 million to $1,334.4 million. A 10% decrease in interest rates would increase the fair value of the fixed rate debt at December 31, 2003 by approximately $51.5 million to $1,433.4 million. A 10% increase in interest rates would decrease the fair value of the Written Option at December 31, 2003 by approximately $2.8 million to $13.5 million. A 10% decrease in interest rates would increase the fair value of the Written Option at December 31, 2003 by approximately $2.9 million to $19.2 million.

Subsequent Events

     On January 20, 2004, the Company and the Operating Partnership paid a fourth quarter 2003 distribution of $.6850 per share, totaling approximately $31.9 million.

     On February 25, 2004, the Company declared a first quarter 2004 distribution of $.6850 per common share/unit on its common stock/units which was paid on April 19, 2004. The Company also declared first quarter 2004 dividends of $53.906 per share ($.53906 per Depositary share), $49.688 per share ($.49688 per Depositary share) and $49.375 per share ($.49375 per Depositary share) on its Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, respectively, totaling, in the aggregate, approximately $5.0 million, which was paid on March 31, 2004.

     From January 1, 2004 to March 5, 2004, the Company awarded 1,221 shares of restricted common stock to certain Directors. These shares of restricted common stock had a fair value of approximately $.04 million on the date of grant. The restricted common stock vests over ten years. Compensation expense will be charged to earnings in the Company’s consolidated statements of operations over the respective vesting period.

     From January 1, 2004 to March 5, 2004, the Company acquired or completed development of nine industrial properties for a total estimated investment of approximately $48.1 million. The Company also sold one land parcel for approximately $.2 million of gross proceeds during this period.

Related Party Transactions

     The Company periodically engages in transactions for which CB Richard Ellis, Inc. acts as a broker. A relative of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CB Richard Ellis, Inc. For the year ended December 31, 2003, this relative received approximately $.1 million in brokerage commissions paid by the Company.

Other

     In January 2003, the FASB issued FIN 46, which provides guidance on how to identify a variable interest entity (“VIE”) and determines when the assets, liabilities, non-controlling interests, and results of operations of a VIE are to be included in an entity’s consolidated financial statements. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (“SPEs”) as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied. The Company does not believe that the application of FIN 46 will have an impact on its financial position, results of operations, or liquidity.

     On January 1, 2003, the Company adopted the FASB Statement of Financial Accounting Standard No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“FAS 145”). FAS 145 rescinds FAS 4, FAS 44 and FAS 64 and amends FAS 13 to modify the accounting for sales-leaseback transactions. FAS 4 required the classification of gains and losses resulting from extinguishment of debt to be classified as extraordinary items. Pursuant to the adoption of FAS 145, the Company reclassified amounts shown as extraordinary for the years ended December 31, 2002 and 2001 to continuing operations.

     In July 2003, the Securities and Exchange Commission (the “SEC”) issued a clarification on Emerging Issues Task Force (“EITF”) Abstract, Topic No. D 42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock” (“EITF 42”). This clarification of EITF 42, states for the purpose of calculating the excess of (1) fair value of the consideration transferred to the holders of the preferred stock over (2) the carrying amount of the preferred stock in the balance sheet, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock. This clarification was effective in the first fiscal period ending after June 15, 2003 and requires prior periods presented to be restated. Pursuant to EITF 42, the Company restated net income available to common stockholders and net income available to common stockholders per share amounts for the years ended December 31, 2002 and 2001 by reducing net income available to common stockholders for the initial issuance costs related to the redemption of the Company’s 8.75%, $.01 par value, Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) on May 14, 2002 and the redemption of the Company’s 9.5%, $.01 par value, Series A Cumulative Preferred Stock, (the “Series A Preferred Stock”) on April 9, 2001. The impact of the adoption of EITF 42 for the years ended December 31, 2002 and 2001 was a reduction of basic Earnings Per Share (“EPS”) of $.08 and $.11, respectively, and a reduction of diluted EPS of $.08 and $.12, respectively.

Risk Factors

     The Company’s operations involve various risks that could adversely affect its financial condition, results of operations, cash flow, ability to pay distributions on its common stock and the market price of its common stock. These risks, among others contained in the Company’s other filings with the SEC, include:

Real estate investments’ value fluctuates depending on conditions in the general economy and the real estate business. These conditions may limit the Company’s revenues and available cash.

     The factors that affect the value of the Company’s real estate and the revenues the Company derives from its properties include, among other things:

•	general economic climate;

•	local conditions such as oversupply or a reduction in demand in the area;

•	the attractiveness of the properties to tenants;

•	tenant defaults;

•	zoning or other regulatory restrictions;

•	competition from other available real estate;

•	our ability to provide adequate maintenance and insurance; and

•	increased operating costs, including insurance premiums and real estate taxes.

Many real estate costs are fixed, even if income from properties decreases.

     The Company’s financial results depend on leasing space in the Company’s real estate properties to tenants on terms favorable to the Company. The Company’s income and funds available for distribution to its stockholders will decrease if a significant number of the Company’s tenants cannot pay their rent or the Company is unable to rent properties on favorable terms. In addition, if a tenant does not pay its rent, the Company might not be able to enforce its rights as landlord without delays and the Company might incur substantial legal costs. Costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. For the year ended December 31, 2003, approximately 76.2% of the Company’s gross revenues from continuing operations came from rentals of real property.

The Company may be unable to sell properties when appropriate because real estate investments are not as liquid as certain other types of assets.

     Real estate investments generally cannot be sold quickly and, therefore, will tend to limit the Company’s ability to vary its property portfolio promptly in response to changes in economic or other conditions. The inability to respond promptly to changes in the performance of the Company’s property portfolio could adversely affect the Company’s financial condition and ability to service debt and make distributions to its stockholders. In addition, like other companies qualifying as REITs under the Internal Revenue Code, the Company must comply with the safe harbor rules relating to the number of properties disposed of in a year, their tax bases and the cost of improvements made to the properties, or meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, the Company’s ability at any time to sell assets may be restricted.

The Company may be unable to sell properties on advantageous terms.

     The Company has sold to third parties a significant number of properties in recent years and, as part of its business, the Company intends to continue to sell properties to third parties. The Company’s ability to sell properties on advantageous terms depends on factors beyond the Company’s control, including competition from other sellers and the availability of attractive financing for potential buyers of the Company’s properties. If the Company is unable to sell properties on favorable terms or redeploy the proceeds of property sales in accordance with the Company’s business strategy, then the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock could be adversely affected.

     The Company has also sold to its joint ventures a significant number of properties in recent years and, as part of its business, the Company intends to continue to sell properties to its joint ventures as opportunities arise. If the Company does not have sufficient properties available that meet the investment criteria of current or future joint ventures, or if the joint ventures have reduced or no access to capital on favorable terms, then such sales could be delayed or prevented, adversely affecting the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock.

     For the year ended December 31, 2003, gains on sales of properties accounted for approximately 72.8% of the Company’s net income.

The Company may be unable to acquire properties on advantageous terms or acquisitions may not perform as the Company expects.

     The Company acquires and intends to continue to acquire primarily industrial properties. The acquisition of properties entails various risks, including the risks that the Company’s investments may not perform as expected and that the Company’s cost estimates for bringing an acquired property up to market standards may prove inaccurate. Further, the Company faces significant competition for attractive investment opportunities from other well-capitalized real estate investors, including both publicly-traded real estate investment trusts and private investors. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, the Company may be unable to acquire additional properties as it desires or the purchase price may be significantly elevated. In addition, the Company expects to finance future acquisitions through a combination of borrowings under the Company’s Unsecured Line of Credit, proceeds from equity or debt offerings by the Company and proceeds from property sales, which may not be available and which could adversely affect the Company’s cash flow. Any of the above risks could adversely affect the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock.

The Company may be unable to complete development and re-development projects on advantageous terms.

     As part of its business, the Company develops new and re-develops existing properties. In addition, the Company has sold to third parties or sold to the Company’s joint ventures a significant number of development and re-development properties in recent years and the Company intends to continue to sell such properties to third parties or to sell such properties to the Company’s joint ventures as opportunities arise. The real estate development and re-development business involves significant risks that could adversely affect the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of the Company’s common stock, which include:

•	the Company may not be able to obtain financing for development projects on favorable terms and complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing the properties and generating cash flow;

•	the Company may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

•	the properties may perform below anticipated levels, producing cash flow below budgeted amounts and limiting the Company’s ability to sell such properties to third parties or to sell such properties to the Company’s joint ventures;

The Company may be unable to renew leases or find other lessees.

     The Company is subject to the risks that, upon expiration, leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than expiring lease terms. If the Company were unable to promptly renew a significant number of expiring leases or to promptly relet the space covered by such leases, or if the rental rates upon renewal or reletting were significantly lower than the then current rates, the Company’s cash funds from operations and ability to make expected distributions to stockholders might be adversely affected. As of December 31, 2003, leases with respect to approximately 14.1 million, 10.4 million and 8.3 million square feet of GLA, representing 27.5%, 20.2% and 16.2%, of GLA expire in the remainder of 2004, 2005 and 2006, respectively.

The Company might fail to qualify or remain qualified as a REIT.

     First Industrial Realty Trust, Inc. intends to operate so as to qualify as a REIT under the Code. Although the Company believes that First Industrial Realty Trust, Inc. is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements, some of which must be met on a recurring basis. These requirements are established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involve the determination of various factual matters and circumstances not entirely within the Company’s control. If First Industrial Realty Trust, Inc. were to fail to qualify as a REIT in any taxable year, First Industrial Realty Trust, Inc. would be subject to federal income tax, including any applicable alternative minimum tax, on First Industrial Realty Trust, Inc.’s taxable income at corporate rates. This could result in a discontinuation or substantial reduction in dividends to stockholders. Unless entitled to relief under certain statutory provisions, First Industrial Realty Trust, Inc. also would be disqualified from treatment as a REIT for the four taxable years that follow.

Certain property transfers may generate prohibited transaction income, resulting in a penalty tax on the gain attributable to the transaction.

     As part of its business, the Company sells properties to third parties or sells properties to the Company’s joint ventures as opportunities arise. Under the Code, a 100% penalty tax could be assessed on the gain resulting from sales of properties that are deemed to be prohibited transactions. The question of what constitutes a prohibited transaction is based on the facts and circumstances surrounding each transaction. The Internal Revenue Service could contend that certain sales of properties by the Company are prohibited transactions. While the Company’s management does not believe that the Internal Revenue Service would prevail in such a dispute, if the matter was successfully argued by the Internal Revenue Service, the 100% penalty tax could be assessed against the profits from these transactions. In addition, any income from a prohibited transaction may adversely affect the Company’s ability to satisfy the income tests for qualification as a REIT.

The REIT distribution requirements may require the Company to turn to external financing sources.

     First Industrial Realty Trust, Inc. could, in certain instances, have taxable income without sufficient cash to enable First Industrial Realty Trust, Inc. to meet the distribution requirements of the REIT provisions of the Code. In that situation, the Company could be required to borrow funds or sell properties on adverse terms in order to meet those distribution requirements. In addition, because First Industrial Realty Trust, Inc. must distribute to its stockholders at least 90% of the Company’s REIT taxable income each year, the Company’s ability to accumulate capital may be limited. Thus, in connection with future acquisitions, First Industrial Realty Trust, Inc. may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, which may or may not be available on favorable terms. Additional debt financings may substantially increase the Company’s leverage and additional equity offerings may result in substantial dilution of stockholders’ interests.

Debt financing, the degree of leverage and rising interest rates could reduce the Company’s cash flow.

     Where possible, the Company intends to continue to use leverage to increase the rate of return on the Company’s investments and to allow the Company to make more investments than it otherwise could. The Company’s use of leverage presents an additional element of risk in the event that the cash flow from the Company’s properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. In addition, rising interest rates would reduce the Company’s cash flow by increasing the amount of interest due on its floating rate debt and on its fixed rate debt as it matures and is refinanced.

Cross-collateralization of mortgage loans could result in foreclosure on substantially all of the Company’s properties if the Company is unable to service its indebtedness.

     If the Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its properties. These mortgages may be on recourse, non-recourse or cross-collateralized bases. Cross-collateralization makes all of the subject properties available to the lender in order to satisfy the Company’s debt. Holders of indebtedness that is so secured will have a claim against these properties. To the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties that are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by properties. Foreclosure of properties would result in a loss of income and asset value to the Company, making it difficult for it to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. As of December 31, 2003, none of the Company’s current indebtedness was cross-collateralized.

The Company may have to make lump-sum payments on its existing indebtedness.

     The Company is required to make the following lump-sum or “balloon” payments under the terms of some of its indebtedness, including the Operating Partnership’s:

•	$50 million aggregate principal amount of 7.75% Notes due 2032 (the “2032 Notes”)

•	$200 million aggregate principal amount of 7.60% Notes due 2028 (the “2028 Notes”)

•	approximately $15 million aggregate principal amount of 7.15% Notes due 2027 (the “2027 Notes”)

•	$100 million aggregate principal amount of 7.50% Notes due 2017 (the “2017 Notes”)

•	$200 million aggregate principal amount of 6.875% Notes due 2012 (the “2012 Notes”)

•	$100 million aggregate principal amount of 7.375% Notes due 2011 (the “Trust Notes”)

     The trust to which the Trust Notes were issued must exercise its right to require the Company, through the Operating Partnership, to redeem the Trust Notes on May 15, 2004 if the holder of a call option with respect to the Trust Notes fails to give written notice on or before May 1, 2004 that it intends to exercise such option.

•	$200 million aggregate principal amount of 7.375% Notes due 2011(the “2011 Notes”)

•	$150 million aggregate principal amount of 7.60% Notes due 2007 (the “2007 Notes”)

•	$150 million aggregate principal amount of 7.00% Notes due 2006 (the “2006 Notes”)

•	$50 million aggregate principal amount of 6.90% Notes due 2005 (the “2005 Notes”) and

•	a $300 million unsecured revolving credit facility (the “Unsecured Line of Credit”) under which First Industrial Realty Trust, Inc., through the Operating Partnership, may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital.

     The Unsecured Line of Credit provides for the repayment of principal in a lump-sum or “balloon” payment at maturity in 2005. Under the Unsecured Line of Credit, the Operating Partnership has the right, subject to certain conditions, to increase the aggregate commitment under the Unsecured Line of Credit by up to $100 million. As of December 31, 2003, $195.9 million was outstanding under the Unsecured Line of Credit at a weighted average interest rate of 2.207%.

     The Company’s ability to make required payments of principal on outstanding indebtedness, whether at maturity or otherwise, may depend on its ability either to refinance the applicable indebtedness or to sell properties. The Company has no commitments to refinance the 2005 Notes, the 2006 Notes, the 2007 Notes, the 2011 Notes, the 2012 Notes, the Trust Notes, the 2017 Notes, the 2027 Notes, the 2028 Notes, the 2032 Notes or the Unsecured Line of Credit. Some of the existing debt obligations, other than those discussed above, of the Company, through the Operating Partnership, are secured by the Company’s properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

There is no limitation on debt in the Company’s organizational documents.

     The organizational documents of First Industrial Realty Trust, Inc. do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company’s ability to make expected distributions to stockholders and in an increased risk of default on the Company’s obligations. As of December 31, 2003, the Company’s ratio of debt to its total market capitalization was 44.4%.The Company computes that percentage by calculating its total consolidated debt as a percentage of the aggregate market value of all outstanding shares of the Company’s common stock, assuming the exchange of all limited partnership units of the Operating Partnership for common stock, plus the aggregate stated value of all outstanding shares of preferred stock and total consolidated debt.

Rising interest rates on the Company’s Unsecured Line of Credit could decrease the Company’s available cash.

     The Company’s Unsecured Line of Credit bears interest at a floating rate. As of December 31, 2003, the Company’s Unsecured Line of Credit had an outstanding balance of $195.9 million at a weighted average interest rate of 2.207%. Currently, the Company’s Unsecured Line of Credit bears interest at the Prime Rate or at the London Interbank Offered Rate plus .70%. Based on an outstanding balance on the Company’s Unsecured Line of Credit as of December 31, 2003, a 10% increase in interest rates would increase interest expense by $.4 million on an annual basis. Increases in the interest rate payable on balances outstanding under the Unsecured Line of Credit would decrease the Company’s cash available for distribution to stockholders.

Earnings and cash dividends, asset value and market interest rates affect the price of the Company’s common stock.

     As a real estate investment trust, the market value of the Company’s common stock, in general, is based primarily upon the market’s perception of the Company’s growth potential and its current and potential future earnings and cash dividends. The market value of the Company’s common stock is based secondarily upon the market value of the

Company’s underlying real estate assets. For this reason, shares of the Company’s common stock may trade at prices that are higher or lower than the Company’s net asset value per share. To the extent that the Company retains operating cash flow for investment purposes, working capital reserves, or other purposes, these retained funds, while increasing the value of the Company’s underlying assets, may not correspondingly increase the market price of the Company’s common stock. The Company’s failure to meet the market’s expectations with regard to future earnings and cash dividends likely would adversely affect the market price of the Company’s common stock. Further, the distribution yield on the common stock (as a percentage of the price of the common stock) relative to market interest rates may also influence the price of the Company’s common stock. An increase in market interest rates might lead prospective purchasers of the Company’s common stock to expect a higher distribution yield, which would adversely affect the market price of the Company’s common stock. Additionally, if the market price of the Company’s common stock declines significantly, then the Company might breach certain covenants with respect to its debt obligations, which could adversely affect the Company’s liquidity and ability to make future acquisitions and the Company’s ability to pay dividends to its stockholders.

The Company may incur unanticipated costs and liabilities due to environmental problems.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address those conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not the facility is owned or operated by those persons. No assurance can be given that existing environmental assessments with respect to any of the Company’s properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any of the Company’s properties.

The Company’s insurance coverage does not include all potential losses.

     The Company currently carries comprehensive insurance coverage including property, boiler & machinery, liability, fire, flood, terrorism, earthquake, extended coverage and rental loss as appropriate for the markets where each of the Company’s properties and their business operations are located. The insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. The Company believes its properties are adequately insured. However, there are certain losses, including losses from earthquakes, hurricanes, floods, pollution, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed to be economically feasible or prudent to do so. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of the Company’s properties, the Company could experience a significant loss of capital invested and potential revenues in these properties, and could potentially remain obligated under any recourse debt associated with the property.